China Discovery Acquisition Corp. Announces Shareholder Approval
 and Closing of its Transaction with HeNan Smart Food Company Limited

BEIJING, June 26 /PRNewswire-FirstCall/ -- China Discovery Acquisition Corp. (OTC Bulletin Board: CADQ, CADWE, CADUE) ("China Discovery") today announced its shareholders approved the acquisition by China Discovery of all of the outstanding securities of the parent company of HeNan Smart Food Company Limited, resulting in HeNan Smart Food Company Limited (“HeNan Smart Food”) becoming an indirect wholly owned subsidiary of China Discovery (the “Transaction”).  The vote to approve the Transaction took place on June 25, 2009 at China Discovery’s extraordinary general meeting of shareholders.

China Discovery today also announced the closing of the Transaction with HeNan Smart Food.  In connection with the closing of the Transaction, China Discovery will change its name to “Si Mei Te Food Limited” upon the filing of its Amended Memorandum and Articles of Association, and will continue to trade on the OTCBB under the symbols CADQ, CADWE, CADUE until new symbols are issued.

In addition to approving the Transaction with HeNan Smart Food and the name change at the extraordinary general meeting, China Discovery’s shareholders also approved certain amendments to China Discovery’s Memorandum and Articles of Association and the election of seven (7) members to the company’s Board of Directors.

About China Discovery Acquisition Corp.
China Discovery Acquisition Corp., a Cayman Islands company, is a special purpose acquisition company formed for the purpose of acquiring an operating business having its primary business operations in the People’s Republic of China.  China Discovery consummated its initial public offering on June 26, 2007 and generated aggregate gross proceeds of $35,750,000 (which includes $1,250,000 in proceeds from a private placement of units and warrants consummated simultaneously with the initial public offering).

About HeNan Smart Food Company Limited
HeNan Smart Food Company Limited is a leading producer and distributor of instant noodles in the People’s Republic of China. HeNan Smart Food commenced operations in 1991 and became a Sino-foreign joint venture in 1995. HeNan Smart Food has since grown into one of the leading brands in the instant noodle industry, especially in secondary cities, counties and rural areas in China.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about China Discovery Acquisition Corp., HeNan Smart Food Company Limited and their combined business.  Forward-looking statements are statements that are not historical facts.  Such forward-looking statements, based upon the current beliefs and expectations of China Discovery’s and

HeNan Smart Food’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.  The following factors, among others, could cause actual results to meaningfully differ from those set forth in the forward-looking statements:

•	Continued compliance with government regulations;
•	Changing legislation or regulatory environments;
•	Requirements or changes affecting the businesses in which HeNan Smart Food is engaged;
•	Industry trends, including factors affecting supply and demand;
•	Labor and personnel relations;
•	Credit risks affecting HeNan Smart Food’s revenue and profitability;
•	HeNan Smart Food’s ability to effectively manage its growth, including implementing effective controls and procedures and attracting and retaining key management and personnel;
•	Changing interpretations of generally accepted accounting principles;
•	General economic conditions; and
•	Other relevant risks detailed in China Discovery’s filings with the Securities and Exchange Commission.

The information set forth herein should be read in light of such risks.  Neither China Discovery nor HeNan Smart Food assume any obligation to update the information contained in this press release.